Exhibit 99.1

	Contacts:	Joyce M. Schuldt, Executive VP & CFO
Pioneer Drilling Company
210-828-7689

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE

PIONEER DRILLING REPORTS

FISCAL SECOND QUARTER 2008 RESULTS

November 2, 2007 – SAN ANTONIO, TEXAS – Pioneer Drilling Company, Inc. (“Pioneer” or the “Company”) (AMEX-PDC) reported net income of $11.8 million, or $0.23 per diluted share, for the three months ended September 30, 2007 (its “Second Quarter”) compared with net income of $13.1 million, or $0.26 per diluted share, for the three months ended June 30, 2007 (its “First Quarter”) and net income of $23.5 million, or $0.47 per diluted share, for the three months ended September 30, 2006.

Revenues for the Second Quarter were $106.5 million compared with $102.8 million for the First Quarter and $106.9 million for the same quarter last year. The Second Quarter included the impact of an after-tax charge of $1.7 million due to a write-down related to an on-going customer bankruptcy. Costs for the Second Quarter were up over the previous quarter by approximately $3 million primarily due to the commencement of operation in Colombia, additional turnkey and footage contracts as well as slightly higher labor costs, as expected. As compared to the same quarter last year, costs increased by $10.8 million primarily due to the increase in the number of rigs in our fleet. Depreciation remained constant quarter over quarter at $16.1 million, but increased $3.5 million over the second quarter ended September 30, 2006 primarily due to the additional number of rigs in our fleet.

EBITDA(1) for the Second Quarter was $33.4 million, down slightly from First Quarter results of $35.7 million, primarily due to the impact of the customer bankruptcy write down. EBITDA for the second quarter of 2006 was $48.3 million. Cash flow from operations for the six months ended September 30, 2007 remained strong at $78.8 million compared to $67.3 million for the comparable period in 2006.

Wm. Stacy Locke, President and CEO, commented, “Our Second Quarter performance was solid despite the continued softness in the market and the attendant pressure on spot market dayrates. Utilization in the Second Quarter remained unchanged from the First Quarter. Additionally, we have adjusted to the market pressures by implementing steps to reduce our costs both generally and more quickly when rigs become inactive.”

Mr. Locke continued, “We are pleased that our first two Colombian rigs have begun daywork operations, the first on September 21st and the second rig, just after Second Quarter end, on October 25th. The upgrade to the third rig we purchased for international expansion is just about complete and we expect to deploy it prior to the end of our fiscal year. While we are concentrating on a successful start to our international business in Colombia, we are continuing to explore other opportunities in the region.”

Pioneer Drilling Conference Call

Pioneer Drilling’s management team will hold a conference call today, Friday, November 2, at 10:00 a.m. eastern time (9:00 a.m. Central), to discuss these results. To participate in the call, dial (303) 262-2125 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until November 9, 2007. To access the replay, dial (303) 590-3000 and enter the pass code 11099358#.

Investors, analysts and the general public can listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer Drilling

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region, and internationally in Colombia. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

Cautionary Statement Regarding Forward-Looking Statements, non-GAAP Financial Measures and Reconciliations

Statements we make in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this press release as a result of a variety of factors, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, the availability, terms and deployment of capital, the availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, and the economic and business conditions of our international operations. We have discussed these factors in more detail in our annual report on Form 10-K for the fiscal year ended March 31, 2007 and in our Form 10-Qs for the 2007 fiscal year. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this press release, in our annual report on Form 10-K or in our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and(2) use caution and common sense when considering our forward-looking statements.

This press release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

(1)	We define EBITDA as earnings before interest income (expense), taxes, depreciation and amortization. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net income to EBITDA can be found later in the release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Revenues:
Contract drilling	$106,516	$106,917	$102,779	$209,295	$200,410

Costs and Expenses:
Contract drilling	66,645	55,815	63,792	130,437	105,358
Depreciation and amortization	16,093	12,581	16,098	32,191	24,151
General and administrative	3,844	2,847	3,320	7,164	5,772
Bad debt expense	2,627	—	—	2,627	—

Total operating costs	89,209	71,243	83,210	172,419	135,281

Operating income	17,307	35,674	19,569	36,876	65,129

Other income (expense):

Interest expense	(14)	(1)	(1)	(15)	(64)
Interest income	731	1,013	862	1,593	2,110
Other	11	13	20	31	37

Total other	728	1,025	881	1,609	2,083

Income before taxes	18,035	36,699	20,450	38,485	67,212

Income tax expense	(6,255)	(13,213)	(7,362)	(13,617)	(24,239)

Net earnings	$11,780	$23,486	$13,088	$24,868	$42,973

Earnings per share:
Basic	$0.24	$0.47	$0.26	$0.50	$0.87

Diluted	$0.23	$0.47	$0.26	$0.50	$0.86

Weighted average number of shares outstanding:
Basic	49,651	49,598	49,634	49,643	49,595
Diluted	50,205	50,140	50,212	50,210	50,153

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	September 30, 2007	March 31, 2007
Assets
Cash and cash equivalents	$66,303	$84,945
Other current assets	72,121	73,363

Total current assets	138,424	158,308
Net property and equipment	409,685	342,901
Other assets	257	286

Total assets	$548,366	$501,495

Liabilities and Shareholders’ Equity
Total current liabilities	$49,142	$34,219
Other non-current liability	357	346
Deferred taxes	43,602	38,821

Total liabilities	93,101	73,386
Total shareholders’ equity	455,265	428,109

Total liabilities and shareholders’ equity	$548,366	$501,495

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash flows

(in thousands)

(Unaudited)

	Six Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$24,868	$42,973
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	32,191	24,151
Loss on disposal of properties and equipment	1,925	3,601
Allowance for doubtful accounts	2,627	—
Change in deferred income taxes	4,275	2,984
Stock-based compensation expense	2,127	1,753
Deferred operating lease liability	11	29
Changes in current assets and liabilities	10,804	(8,152)

Net cash provided by operating activities	78,828	67,339

Cash flows from financing activities:
Proceeds from exercise of stock options	107	48
Excess tax benefit of stock option exercise	54	—

Net cash provided by financing activities	161	48

Cash flows from investing activities:
Purchase of property and equipment	(99,124)	(80,484)
Proceeds from sale of property and equipment	1,493	3,623

Net cash used in investing activities	(97,631)	(76,861)

Net decrease in cash and cash equivalents	(18,642)	(9,474)
Beginning cash and cash equivalents	84,945	91,174

Ending cash and cash equivalents	$66,303	$81,700

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except averages per day)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Revenues by contract:
Daywork contracts	$98,925	$103,404	$98,427	$197,352	$193,465
Turnkey contracts	2,195	—	853	3,049	—
Footage contracts	5,396	3,513	3,499	8,894	6,945

Total	$106,516	$106,917	$102,779	$209,295	$200,410

Drilling costs by contract:
Daywork contracts	$61,129	$53,273	$60,084	$121,212	$100,753
Turnkey contracts	1,427	—	741	2,168	—
Footage contracts	4,089	2,542	2,967	7,057	4,605

Total	$66,645	$55,815	$63,792	$130,437	$105,358

Drilling margin by contract (2):
Daywork contracts	$37,796	$50,131	$38,343	$76,140	$92,712
Turnkey contracts	768	—	112	881	—
Footage contracts	1,307	971	532	1,837	2,340

Total	$39,871	$51,102	$38,987	$78,858	$95,052

EBITDA (1)	$33,411	$48,268	$35,687	$69,098	$89,317

(2)    Drilling margin represents contract drilling revenues less contract drilling costs. Pioneer Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Pioneer Drilling’s management. A reconciliation of drilling margin to net earnings is included in the operating statistics table below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Reconciliation of drilling margin and EBITDA to net earnings:
Drilling margin	$39,871	$51,102	$38,987	$78,858	$95,052
General and administrative	(3,844)	(2,847)	(3,320)	(7,164)	(5,772)
Bad debt expense	(2,627)	—	—	(2,627)	—
Other income (expense)	11	13	20	31	37

EBITDA	$33,411	$48,268	$35,687	$69,098	$89,317

Interest income (expense), net	717	1,012	861	1,578	2,046
Income tax expense	(6,255)	(13,213)	(7,362)	(13,617)	(24,239)
Depreciation and amortization	(16,093)	(12,581)	(16,098)	(32,191)	(24,151)

Net earnings	$11,780	$23,486	$13,088	$24,868	$42,973

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Average number of rigs	67.3	59.7	65.7	66.5	58.2
Utilization rate	90%	97%	90%	90%	96%
Revenue days by contract:
Daywork contracts	5,196	5,077	5,130	10,326	9,772
Turnkey contracts	42	—	27	69	—
Footage contracts	321	197	230	551	383

Total	5,559	5,274	5,387	10,946	10,155

Average revenues per day:
Daywork contracts	$19,039	$20,367	$19,187	$19,112	$19,798

Turnkey contracts	$52,262	$—	$31,593	$44,188	$—

Footage contracts	$16,810	$17,832	$15,213	$16,142	$18,133

All contracts	$19,161	$20,272	$19,079	$19,121	$19,735

Average costs per day:
Daywork contracts	$11,765	$10,493	$11,712	$11,739	$10,310

Turnkey contracts	$33,976	$—	$27,444	$31,420	$—

Footage contracts	$12,738	$12,904	$12,900	$12,808	$12,023

All contracts	$11,989	$10,583	$11,842	$11,916	$10,375

Drilling margin per day (3):
Daywork contracts	$7,274	$9,874	$7,474	$7,374	$9,488

Turnkey contracts	$18,286	$—	$4,148	$12,768	$—

Footage contracts	$4,072	$4,929	$2,313	$3,334	$6,110

All contracts	$7,172	$9,689	$7,237	$7,204	$9,360

(3)	Drilling margin per revenue day represents average revenue per revenue day less average cost per revenue day.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Capital expenditures:
Routine rig	$5,585	$2,829	$4,874	$10,459	$5,114

Average per revenue day	$1,005	$536	$904	$956	$504

Discretionary:
Rig upgrades	$7,016	$5,750	$4,377	$11,394	$16,217
Iron roughnecks and topdrives	6,397	—	1,976	8,372	—
Spare equipment	2,603	2,698	2,158	4,761	3,918
Other	1,295	1,370	1,005	2,301	2,051

Total discretionary	$17,311	$9,818	$9,516	$26,828	$22,186

Tubulars	$6,621	$9,963	$1,858	$8,478	$13,305

Total routine, discretionary and tubulars	$29,517	$22,610	$16,248	$45,765	$40,605

New-builds and acquisitions	20,941	19,953	35,658	56,599	45,079

Total capital expenditures	$50,458	$42,563	$51,906	$102,364	$85,684

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Rig Information

	Rig Type
	Mechanical	Electric	Total Rigs
Rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	14	17

Total	41	28	69

Rig drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	19	22

Total	41	28	69

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